United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
OR
SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  000-30809

Electronic Corporate Filing Services. Inc.

26842 Salinas Lane, Mission Viejo, CA 92691
(Address of principal executive offices) (Zip Code)

(Title of each class of securities covered by this Form):     Common Stock

Securities registered pursuant to Section 12(g) of the Act:     Common Stock

Other classes of securities with duty to file under section 13(a) or 15(d):    None.

[X] Rule 12g-4(a)(1)(i) Class held of record by less than 300 persons.

[X] Rule 12g-4(a)(1)(ii) Class held of record by less than 500 persons/total assets less than $10,000.

Approximate number of holders of record as of the certification or notice date:

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to signed on its behalf by the undersigned, thereunto authorized.

Dated: March 15, 2005

/s/Curtis Fox
Curtis Fox
Sole Officer Director

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